UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

Sovereign Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Market Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 557-4630

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Sovereign Bancorp, Inc. (“Sovereign” or the “Company”), parent company of Sovereign Bank (the “Bank”), today announced its preliminary and unaudited financial results for the fourth quarter of 2008. For the quarter ended December 31, 2008, Sovereign recorded a net income of $87.7 million or $.13 per share. Results included a tax benefit of $269.2 million associated with the reversal of a previously recorded valuation allowance that was established on the other than temporary impairment charge of $575 million related to our Fannie Mae and Freddie Mac perpetual preferred stock recorded in the third quarter of 2008. Due to the passing of the Emergency Economic Stabilization Act and an IRS Revenue Procedure related to this event in October, financial institutions were able to account for these losses as ordinary losses rather than capital losses which resulted in Sovereign being able to realize the tax benefit associated with the impairment charge on the Fannie Mae and Freddie Mac perpetual preferred stock. On a pre-tax basis, Sovereign lost $268 million in the fourth quarter of 2008 compared to a pretax loss of $1.7 billion in the fourth quarter of 2007. Current quarter results were adversely impacted by a $340 million provision for credit losses.

Highlights for the fourth quarter of 2008 were as follows:

•	Sovereign Bank’s Tier 1 leverage ratio was 6.10% compared to 5.89% at December 31, 2007. The Bank’s total risk-based capital ratio was 10.95% at December 31, 2008 compared to 10.40% a year ago.

•	Sovereign has $21.5 billion of available liquidity at December 31, 2008.

•	Deposit balances increased $5.3 billion from the end of the third quarter as the Bank was successful in reclaiming balances lost at the end of the third quarter.

•	Deposit mix continued to shift away from higher cost wholesale sources as retail and commercial deposits now comprise 81.2% of total deposits up from 76.8% a year ago.

•	Loan balances at December 31, 2008 declined by 2% on a linked-quarter basis primarily due to a 8.7% decline in higher risk auto loans.

•	Sovereign increased its allowance for credit losses to $1.2 billion, a $150 million increase from September 30, 2008, primarily as a result of deterioration in the commercial loan portfolio as well as increases in Sovereign’s reserve levels to reflect the higher risk from the current economic environment. Sovereign’s allowance for credit losses to total loans at December 31, 2008 was 2.10% up from 1.79% at September 30, 2008 and 1.28% at December 31, 2007.

•	Sovereign announced a reduction in force of approximately 1,000 positions in order to better align its operating cost structure due to the current recessionary environment.

Sovereign Bank is a financial institution with principal markets in the Northeastern United States and is a subsidiary of Banco Santander, S.A.  Sovereign Bank has 754 community banking offices, over 2,300 ATMs and approximately 11,000 team members.  Sovereign Bank offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets and wealth management. Banco Santander, S.A. is an international financial services company based in Madrid, Spain.  For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Financial Statements and Schedules of Sovereign Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.

Dated: February 3, 2009	By: /s/ Stacey V. Weikel
Name: Stacey V. Weikel
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Financial Statements and Schedules of Sovereign Bancorp, Inc.